Exhibit 2.1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

of

PFG FUND V, LLC
A Colorado limited liability company

This Limited Liability Company Operating Agreement (the “Agreement”) of PFG Fund V, LLC, a Colorado limited liability company (the “Company”), is among each of the initial Members of the Company listed on the attached Exhibit A (the “Initial Members”), and each of the additional Persons who become Members in accordance with the provisions of this Agreement.

RECITALS

The Company is a limited liability company formed under the Internal Revenue Code of 1986, as amended, and corresponding portions of any subsequent federal revenue laws. The parties to this Agreement are the Initial Members and those additional Persons who are subsequently admitted as Members in accordance with the provisions of this Agreement. The parties intend by this Agreement to define their rights and obligations with respect to the Company’s governance and financial affairs and to adopt regulations and procedures for the conduct of the Company’s activities. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1 Scope. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is expressed or intended, all capitalized terms used herein have the meanings specified in this Article 1.

1.2 Defined Terms.

(a) “Act” means the Colorado Limited Liability Company Act, as amended.

(b) “Affiliate,” with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Affiliate, (2) a Person who owns or controls at least Ten Percent (10%) of the outstanding voting interests of the Affiliate, (3) a Person who is an officer, director, manager or general partner of the Affiliate, or (4) a Person who is an officer, director, manager, general partner, trustee or owner of at least Ten Percent (10%) of the outstanding voting interests of an Affiliate described in clauses (1) through (3) of this sentence.

(c) “Agreement” means this Agreement, including any subsequent amendments thereto.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

(d) “Articles” means the Articles of Organization filed with the Secretary of State to organize the Company as a limited liability company, including any subsequent amendments thereto.

(e) “Bankruptcy” means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief or composition in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

(f) “Capital Account” of a Member means the capital account maintained for the Member in accordance with Article 4 hereof.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Contribution” means anything of value that a Member contributes to the Company as a prerequisite for, or in connection with, membership including (without limitation) any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

(i) “Dissociation” means a complete termination of a Member’s membership in the Company due to an event described in Article 3 hereof.

(j) “Distribution” means the Company’s direct or indirect transfer of money or other property to a Member with respect to a Membership Interest.

(k) “Effective Date” means the date on which the Company’s existence as a limited liability company begins, as prescribed by the Act.

(l) “Entity” means an association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited liability company, corporation, joint venture, cooperative or association.

(m) “Family,” with respect to a Member, means any individual(s) who are related to the Member by blood, marriage or adoption. For the purposes of this definition, an individual is related to the Member by marriage if the person is related by blood or adoption to the Member’s current spouse.

(n) “Manager” means a Person who is vested with authority to manage the Company in accordance with Article 5 hereof.

(o) “Member” means any Initial Member or any Person who is admitted as an additional or a substitute Member after the Effective Date, in accordance with Article 3 hereof.

(p) “Membership Interest” means a Member’s percentage interest in the Company, which consists of the member’s right to share in profits, receive Distributions, participate in the Company’s governance and approve the Company’s acts under Article 5.7 hereof, participate in the designation and removal of the Manager and receive information pertaining to the Company’s affairs. Membership Interests do not represent any fixed or absolute percentage interest representing ownership in the Company, but instead Membership Interests represent an interest in the Company and the amount of any Member’s actual percentage interest representing ownership in the Company shall generally be determined by the number of Membership Interests that such Member owns divided by the total number of Membership Interests outstanding (it being understood that such total number of Membership Interests outstanding may fluctuate and change from time to time). The Membership Interests of the initial Member(s) are set forth herein. Changes in Membership Interests after the Effective Date, including, but not limited to, those changes necessitated by the admission and Dissociation of Members, will be reflected in the Company’s records. The allocation of Membership Interests as reflected in the Company’s records from time to time is presumed to be correct for purposes of this Agreement and the Act.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

(q) “Offering Circular” refers to the offering circular of the Company, as amended from time to time.

(r) “Permitted Transferee,” with respect to a Member, means another Member, a member of the Member’s Family, or a trust for the benefit of the Member or a member of the Member’s Family.

(s) “Person” means a natural person or an Entity.

(t) “Profit,” as to a positive amount, and “Loss,” as to a negative amount, mean, for a Taxable Year, the Company’s income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the Company’s method of accounting and consistently applied.

(u) “Regulations” means proposed, temporary or final regulations promulgated under the Code by the U.S. Department of the Treasury, as amended from time to time.

(v) “Taxable Year” means the Company’s taxable year as determined in Article 6 hereof.

(w) “Transfer,” as a noun, means a transaction or event by which ownership of any Membership Interest is changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, pledge or foreclosure. “Transfer,” as a verb, means to affect a Transfer.

(x) “Transferee” means a Person who acquires any Membership Interest by Transfer from a Member or another Transferee not admitted as a Member in accordance with Article 3 hereof.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

ARTICLE 2: THE COMPANY

2.1 Status. The Company is a limited liability company organized in the State of Colorado under the Act.

2.2 Name. The name of the Company is PFG Fund V, LLC.

2.3 Term. The Company’s existence as a limited liability company will commence on the Effective Date and continue until dissolved herein pursuant to Article 7 below, unless sooner dissolved or terminated under the Act or as described herein.

2.4 Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act; subject to the foregoing, the Company presently intends to raise money through the offering of the promissory notes (“Promissory Notes”) in order to make, purchase, originate, fund, acquire, and/or otherwise sell loans secured by interests in real or personal property located throughout the United States, with a primary focus in Colorado and Minnesota. The Company may also manage, remodel, repair, lease and/or sell real properties acquired through the Company’s lending activities, including, but not limited to, properties acquired through foreclosure and real estate owned (“REO”).

2.5 Principal Place of Business. The Company’s principal place of business is located at: 10200 W 44th Avenue, Suite 220, Wheat Ridge, Colorado 80033.

2.6 Registered Agent and Registered Office. The Company’s registered office in the State of Colorado is located at: 10200 W. 44th Avenue, Suite 220, Wheat Ridge, CO 80033, and its registered agent name is Pine Financial Group, Inc. The Company may change its registered agent or registered office at any time.

ARTICLE 3: MEMBERSHIP

3.1 Identification.

(a) Members. The Initial Members are listed on the attached Exhibit A.

(b) Additional and Substitute Members. The Company may admit additional or substitute Members upon an affirmative vote of a majority of the outstanding Membership Interests. The Manager will not permit any Person to become a Member until such Person has agreed to be bound by all the provisions of this Agreement as of the date of the proposed admission.

(c) Rights of Additional or Substitute Members. A Person admitted as an additional or substitute Member has all the rights and powers, and is subject to all the restrictions and obligations of a Member under this Agreement and the Act.

3.2 Restrictions on Transfer.

(a) Restrictions on Transfer. A Member may Transfer his, her or its Membership Interests only in compliance with this Article 3. Restrictions have been placed upon the ability of all Members to resell or otherwise dispose of any Membership Interests obtained or acquired hereunder including, without limitation, the following:

(1) Any Membership Interests offered for sale by a Member will be offered first to all Members (on a pro rata basis, based on the number of Membership Interests held by such Member) at the then fair market value of the selling Member’s Membership Interests. Any remaining Membership Interests not purchased by any Members within thirty (30) calendar days of being offered to the Members may then be offered for sale to any third party if such offer(s) and sale(s) comply with the remainder of this Section 3.2(a) in its entirety.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

(2) No Member may resell or otherwise transfer any Membership Interests without the satisfaction of certain conditions designed to comply with applicable tax and securities laws, including (without limitation) the requirement that certain legal opinions be provided to the Members and the Manager with respect to such matters at the expense of the Member requesting such transfer. The transferee must meet any investor qualifications as is set forth by the Manager. Furthermore, if the Act imposes a transfer restriction on the Membership Interests, then Membership Interests may not be sold or transferred unless permitted otherwise.

(3) The Membership Interests have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions provided for therein. Membership Interests may not be sold or otherwise transferred without registration under the Securities Act or pursuant to an exemption therefrom. In addition, no sales or transfers may be made to in violation or contravention of the Securities Act or any other applicable federal or state securities laws, rules or regulations.

(4) A legend will be placed upon all instruments evidencing ownership of Membership Interests in the Company stating that the Membership Interests have not been registered under the Securities Act, and setting forth the foregoing limitations on resale. Notations regarding these limitations shall be made in the appropriate records of the Company with respect to all Membership Interests offered hereby. The foregoing steps will also be taken in connection with the issuance of any new instruments for any Membership Interests that are presented for transfer, to the extent the Manager deems appropriate.

(5) The Company will charge a reasonable transfer fee (to reimburse the Company for administrative costs associated with transfers) per transfer of ownership. If a Member transfers Membership Interests to more than one person, except Transferees who will hold title together, the transfer to each person will be considered a separate transfer.

(b) Null and Void. An attempted Transfer of all or a portion of any Membership Interests that is not in compliance with this Article 3 in its entirety will be null and void. A Transferee may not become a substitute Member without the express written consent of Members holding more than Fifty Percent (50.0%) of the total Membership Interests outstanding. Such consent may be withheld for any reason (or no reason). In the event that such consent is granted, the Transfer and the transferee must comply with all the provisions of this Agreement and all applicable law. No Membership Interests may be transferred if, in the sole and absolute discretion of the Manager, such a Transfer would jeopardize the availability of exemptions from registration under federal securities laws, the tax status of the Company or cause termination of the Company for federal income tax purposes.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

(c) Permitted Transfers. A Member may at any time Transfer one or more Membership Interests to a Permitted Transferee if, as of the date the Transfer takes effect, the Company is reasonably satisfied that all of the following conditions are met:

(1) the Transferee is a person with the same investor and Member qualifications as the original Member;

(2) the Transfer, alone or in combination with other Transfers, will not result in the Company’s termination for federal income tax purposes or a change in the tax status of the Company;

(3) the Transfer is the subject of an effective registration under, or exempt from the registration requirements of, applicable state and federal securities laws and regulations;

(4) the Company receives from the Transferee the information and agreements reasonably required to permit it to file federal and state income tax returns and reports; and

(5) the Company receives payment from the Transferee of a reasonable transfer fee for each Transferee. Where Transferees hold title together, as joint tenants, tenants in common, partners or otherwise, a Transfer to them shall only incur one transfer fee.

(d) Transferor’s Membership Status. If a Member Transfers less than all of his, her, or its Membership Interests, the Member’s rights with respect to the transferred portion of the Membership Interest, including the right to vote or otherwise participate in the Company’s governance and the right to receive Distributions, will terminate as of the effective date of the Transfer. However, the Member will remain liable for any obligation with respect to the transferred portion that existed prior to the effective date of the Transfer, including (without limitation) any costs or damages resulting from the Member’s breach of this Agreement. If the Member Transfers all of his, her or its Membership Interests, the Transfer will constitute an event of Dissociation.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

(e) Transferee’s Status.

(1) Admission as a Member. A Member who Transfers one or more Membership Interests has no power to confer on the Transferee the status of a Member. A Transferee may be admitted as a Member only in accordance with the provisions of this Article 3. A Transferee who wishes to become a Member must make an application in writing to the Company and provide evidence, as requested by the Company, of compliance with all conditions to admission, as set forth above. Prior to admission, each proposed member must execute and deliver a counterpart of this Agreement, as amended to date, or a separate written agreement to be bound hereby.

(2) Rights of Non-Member Transferee. A Transferee who is not admitted as a Member in accordance with the provisions of this Article 3 (i) has no right to vote or otherwise participate in the Company’s governance, (ii) is not entitled to receive information concerning the Company’s affairs or inspect the Company’s books and records, (iii) with respect to the transferred Membership Interests, is entitled to receive the Distributions to which the Member would have been entitled had the Transfer not occurred, and (iv) is subject to the restrictions imposed by this Article 3 to the same extent as a Member. Any provision of the Agreement permitting or requiring the Members to take action by vote or written approval of a specified percentage of the Membership Interests shall be deemed to mean only Membership Interests then owned by Members.

3.3 Expulsion of a Member. At any time there are more than two (2) Members, the Company may expel a Member for cause. Cause for expulsion exists if the Member has materially breached or is unable to perform the Member’s material obligations under this Agreement. A Member’s expulsion from the Company will be effective upon the Member’s receipt of written notice of the expulsion.

3.4 No Withdrawals. Except as expressly provided herein, no Member or Transferee may withdraw his, her or its Contribution to the Company at any time nor may any Member compel the Company to effectuate any redemption of his, her or its Membership Interests.

3.5 Dissociation. “Dissociation” from the Company occurs upon a Member’s expulsion, transfer or redemption of all of the Member’s Membership Interests, withdrawal or resignation (an “Event of Dissociation”). Upon the occurrence of an Event of Dissociation: (a) the Member’s right to participate in the Company’s governance, receive information concerning the Company’s affairs and inspect the Company’s books and records will terminate and (b) unless the Dissociation resulted from the Transfer of the Member’s Membership Interests, the Member will be entitled to receive the Distributions to which the Member would have been entitled as of the effective date of the Dissociation had the Dissociation not occurred. The Member will remain liable for any obligation to the Company that existed prior to the effective date of the Dissociation, including any costs or damages from the Member’s breach of this Agreement. The Member will have no automatic right to any return of his, her or its capital (or redemption of his, her or its Membership Interests) prior to the termination of the Company unless the Company affirmatively elects (in its sole and absolute discretion) to return capital to a Member. The effect of such Dissociation on the remaining Members who do not sell or dissociate will be to increase their percentage share of the remaining assets of the Company, and thus their proportionate share of its future earnings, losses and distributions. The reduction in the outstanding Membership Interests will also increase the relative voting power of remaining Members.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

3.6 Verification of Membership Interests. Within Thirty (30) days after receipt of a Member’s written request, the Company will provide such Member with a statement evidencing his, her or its ownership of Membership Interests in the Company. This verification will serve the sole purpose of verifying the Member’s interest in the Company and shall not constitute a certificated security, negotiable instrument or other vehicle by which to effectuate a transfer of Membership Interests.

3.7 Manner of Action by Members.

(a) Meetings.

(1) Right to Call. The Manager, or any combination of Members holding in the aggregate more than Twenty-Five Percent (25%) of the total outstanding Membership Interests, may call a meeting of Members by giving written notice to all Members not less than Thirty (30), or more than Sixty (60) days prior to the date of the meeting. The notice must specify the date, time and place of the meeting and the nature of any business to be transacted. A Member may waive notice of a meeting of Members orally, in writing, or by attendance at the meeting.

(2) Time and Place. Unless otherwise specified in the notice of meeting, all meetings shall be held at 2:00 p.m. on a regular business day of the Company, at the Company’s principal place of business. No meeting may be held on a Sunday or legal holiday; at a time that is before 7:30 a.m. or after 9:00 p.m.; or at a place more than Sixty (60) miles from the Company’s principal place of business.

(3) Proxy Voting. A Member may act at a meeting of Members through a Person authorized by signed proxy.

(4) Quorum. Members whose aggregate holdings exceed a majority of the outstanding Membership Interests will constitute a quorum at a meeting of Members. No action may be taken in the absence of a quorum.

(5) Required Vote. Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Members present whose aggregate holdings exceed Fifty Percent (50%) of the outstanding Membership Interests will constitute the act of the Members at a meeting of Members.

(b) Written Consent. The Members may act without a meeting by written consent describing the action and signed by Members whose aggregate holdings of the Membership Interests equal or exceed the minimum that would be necessary to take the action at a meeting at which all Members were present.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

3.8 Limitation on Individual Authority. A Member who is not also the Manager has no authority to bind the Company. A Member whose unauthorized act obligates the Company to a third party will indemnify the Company for any costs or damages the Company incurs as a result of the unauthorized act.

3.9 Negation of Fiduciary Duties. A Member who is not also the Manager owes no fiduciary duties to the Company or to the other Members solely by reason of being a Member.

3.10 Resignation of a Member. A Member may resign from the Company at any time by giving written notice to the Company at least Sixty (60) days prior to the effective date of resignation.

ARTICLE 4: FINANCE

4.1 Contributions; Issuance of Membership Interests.

(a) Members. Each Initial Member will contribute capital, assets or other property to the Company, as separately agreed upon with the Manager, in consideration of the Membership Interests set forth next to each Member’s name on Exhibit A attached to this Agreement.

(b) Additional Members. No additional Members shall be admitted except with the express written consent of the Manager and also the Members holding a majority of the Company’s outstanding Membership Interests.

(c) Contributions Not Interest Bearing. A Member is not entitled to interest or other compensation with respect to any cash or property the Member contributes to the Company.

4.2 Allocation of Profit and Loss. After giving effect to special allocations, if any, the Company’s Profit or Loss for a Taxable Year, including the Taxable Year in which the Company is dissolved, will be allocated among the Members in proportion to their Membership Interests (as a percentage of all outstanding Membership Interests) during the applicable tax reporting period.

4.3 Tax Allocations. For federal income tax purposes, unless the Code otherwise requires, each item of the Company’s income, gain, loss or deduction will be allocated to the Members in proportion to their allocations of the Company’s Profit or Loss.

4.4 Capital Accounts.

(a) General Maintenance. The Company will establish and maintain a Capital Account for each Member. A Member’s Capital Account balance (“Capital Account Balance”) will be:

(1) increased by: (i) the amount of any money the Member contributes to the Company’s capital, and (ii) the Member’s share of the Company’s Profits and any separately stated items of income or gain; and

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

(2) decreased by: (i) the amount of any money the Company distributes to the Member, and (ii) the Member’s share of the Company’s Losses and any separately stated items of deduction or loss.

(b) Adjustments for Acquisitions and Redemptions. The Company shall adjust a Member’s capital account to reflect profit or loss the Company would have realized had the Company liquidated its assets at fair market value on the date of the acquisition or redemption.

(c) Transfer of Capital Account. A Transferee of Membership Interests succeeds to the portion of the transferor’s Capital Account that corresponds to the portion of the Membership Interest that is the subject of the Transfer.

(d) Compliance with Code. The requirements of this Article 4 are intended and will be construed to ensure that the allocations of the Company’s income, gain, losses, deductions and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

4.5. Distributions. Distributions will be made in the sole discretion of the Manager (to the extent that the Manager elects to make a distribution) to Members on a pro-rata basis (based on the proportionate number of Membership Interests held by each Member).

ARTICLE 5: MANAGEMENT

5.1 Representative Management. The Company will be managed by one Manager. By execution of this Agreement, and without prejudice to the right of the Members to remove the Manager as set forth in this Article 5, the Initial Members and each Person hereafter admitted as a Member, other than Transferees, shall be deemed to have elected such Manager. The initial Manager shall be Pine Financial Group, Inc.

5.2 Time Devoted to Business. The Manager will devote to the Company’s activities the amount of time reasonably necessary to discharge the Manager’s responsibilities.

5.3 Powers and Authority.

(a) General Scope. Except for matters on which the Members’ approval is required by the Act or this Agreement, the Manager has full power, authority and discretion to manage and direct the Company’s business, affairs and properties, including the specific powers referred to in paragraph (b), below, but subject to the limitations of Section 5.7 below.

(b) Specific Powers.

(1) The Manager is authorized on the Company’s behalf to make all decisions as to (i) the development, sale, lease or other disposition of the Company’s assets; (ii) the purchase or other acquisition of other assets of all kinds, and origination, sale, purchase, or other lending activities as set forth in the Offering Circular; (iii) the management of all or any part of the Company’s assets and business; (iv) the borrowing of money and the granting of security interests in the Company’s assets (including, but not limited to, loans from Members); (v) the prepayment, refinancing or extension of any mortgage affecting the Company’s assets; (vi) the compromise or release of any of the Company’s claims or debts; (vii) the employment of Persons for the operation and management of the Company’s business; (viii) all elections available to the Company under any federal or state tax law or regulation; and/or (ix) the development, commercialization, sales, marketing and exploitation of the assets, technology and property of the Company.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

(2) The Manager on the Company’s behalf may execute and deliver (i) any and all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company’s assets; (ii) any and all checks, drafts and other orders for the payment of the Company’s funds; (iii) any and all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (iv) any and all articles, certificates and reports pertaining to the Company’s organization, qualification and dissolution; (v) any and all tax returns and reports; and/or (vi) any all other instruments of any kind or character relating to the Company’s affairs.

5.4 Duties of Manager.

(a) Fiduciary Duty. The Manager shall have the fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Manager’s possession or control. Except as expressly permitted herein, or by subsequent approval of the Members, the Manager shall not employ, or permit another to employ Company funds or assets in any manner except for the exclusive benefit of the Company.

(b) Standard of Care.

(1) Exculpation. The Manager will not be liable to the Company or any Member for an act or omission done in good faith to promote the Company’s business interests, unless the act or omission constitutes gross negligence or willful misconduct.

(2) Justifiable Reliance. The Manager may rely on the Company’s records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the Manager reasonably believes to be within the Person’s expertise or competence.

(c) Reimbursement of Business Expenses. The Company shall pay its own general administrative and operating expenses. It shall reimburse the Manager for any expenses incurred by the Manager that are properly considered ordinary and reasonable business expenses of the Company, including without limiting the generality of the foregoing, accounting and legal fees related to the Company’s business, employment costs and other ordinary and reasonable business expenses. The Company shall not reimburse Manager for any offering and formation costs, including any legal and accounting fees, as stated more fully in the Offering Circular.

5.5 Indemnification of Manager. Except as limited by applicable law, the Company shall indemnify the Manager for any and all expenses, losses, liabilities and damages the Manager actually and reasonably incurs in connection with the defense or settlement of any action arising out of or relating to the conduct of the Company’s activities, except an action with respect to which the Manager is finally adjudged to be liable for breach of a fiduciary duty owed to the Company or the Members under the Act or this Agreement. The Company shall advance the costs and expenses of defending actions against the Manager arising out of or relating to the management of the Company, provided that the Company first receives the written undertaking of the Manager to reimburse the Company if ultimately the Manager is finally judicially determined not to be entitled to indemnification hereunder.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

5.6 Tenure.

(a) Term. The Manager will serve until the earlier of (1) the Manager’s resignation; (2) the Manager’s removal; (3) as to a Manager who is a natural person, the Manager’s death or adjudication of incompetency; and (4) as to a Manager that is an Entity, the Manager’s dissolution. In any such event, Members representing a majority of the Membership Interests outstanding shall promptly elect a successor as Manager; provided, however if the then Manager desires to appoint an Affiliate as the new Manager, then such Affiliate may become the Manager without Member approval.

(b) Resignation. The Manager at any time may resign for any reason (or no reason) by written notice delivered to the Members at least Thirty (30) days prior to the effective date of the resignation.

(c) Removal. The Members may remove the Manager, upon the written approval of a majority of the outstanding Membership Interests, but only if (i) the Manager commits an act of gross negligence or willful misconduct which materially adversely damages the Company, or (ii) the Manager enters Bankruptcy, and such proceeding is not dismissed within Ninety (90) days of its initial filing. Prior to such removal being effective, the Members must provide the Manager with Thirty (30) days’ written notice of their intention to remove the Manager pursuant to the foregoing. The notice to the Manager shall contain a detailed description of the acts and omissions of the Manager that constitute the basis for the proposed removal of the Manager.

5.7 Limitations on Authority.

(a) Members’ Approval. Notwithstanding anything to the contrary in this Agreement or the Act, without the approval of the Members who collectively own the majority of the outstanding Membership Interests, the Manager may not do or bind the Company to do any of the following:

(1) Sell or otherwise dispose of all or substantially all of the Company’s business and/or assets, whether as part of a single transaction or plan or in multiple transactions, except in the orderly liquidation and winding up of the Company’s business upon its duly authorized dissolution;

(2) Merge or combine the Company with another entity; or

(3) Confess any judgment against the Company.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

(b) Members’ Unanimous Approval. Notwithstanding anything to the contrary in this Agreement or the Act, without the Members’ unanimous approval, the Manager may not do or bind the Company to do any of the following:

(1) Undertake any act that would cause a Member to incur personal liability for the Company’s obligations; or

(2) Undertake any other act that by this Agreement requires the Members’ unanimous approval.

5.8 Compensation. The Manager and its Affiliates shall be entitled to compensation for services rendered to the Company, including servicing fee, origination and administration fee, and inspection fees as set forth more fully in the Offering Circular. The Manager shall also be permitted to obtain reimbursement from the Company for all customary and reasonable expenses incurred in connection with the duties and obligations of the Manager hereunder.

ARTICLE 6: RECORDS AND ACCOUNTING

6.1 Maintenance of Records.

(a) Required Records. The Company will maintain such books, records and other materials as are reasonably necessary to document and account for its activities, including (without limitation) those required to be maintained by the Act.

(b) Member Access. A Member and the Member’s authorized representative will have reasonable access to, and may inspect and copy, all books, records and other materials pertaining to the Company or its activities. The exercise of such rights will be at the requesting Member’s expense. Notwithstanding the foregoing, the inspection must occur at the Company’s principal place of business and may only be conducted following Ten (10) business days’ prior written notice to the Company.

(c) Confidentiality. No Member or Manager will disclose any information relating to the Company or its activities to any unauthorized person or use any such information for his or her or any other Person’s personal gain.

6.2 Financial Accounting.

(a) Accounting Method. The Company will account for its financial transactions using the accrual method of accounting. The Manager may change this method of accounting following reasonable prior written notice thereof to the Members.

(b) Taxable Year. The Company’s Taxable Year is the Company’s annual accounting period, as determined by the Manager in compliance with Sections 441, 444 and 706 of the Code.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

6.3 Reports.

(a) Members. As soon as reasonably practicable after the close of each Taxable Year, the Company will prepare and send to the Members such reports and information as are reasonably necessary to (1) inform the Members of the results of the Company’s operations for the Taxable Year, and (2) enable the Members to completely and accurately reflect their distributive Membership Interests of the Company’s income, gains, deductions, losses and credits in their federal, state and local income tax returns for the appropriate year.

(b) Periodic Reports. The Company will complete and file any periodic reports required by the Act or the applicable law of any other jurisdiction in which the Company is qualified to do business.

6.4 Tax Compliance.

(a) Withholding. If the Company is required by law or regulation to withhold and pay over to a governmental agency any part or all of a Distribution or allocation of Profit to a Member:

(1) the amount withheld will be considered a Distribution to the Member; and

(2) if the withholding requirement pertains to a Distribution in kind or an allocation of Profit, the Company will pay the amount required to be withheld to the governmental agency and promptly take such action as it considers necessary or appropriate to recover a like amount from the Member, including offset against any Distributions to which the Member would otherwise be entitled.

(b) Tax Matters Partner. The Manager, or a Person designated by the Manager, shall act as the “Tax Matters Partner” pursuant to Section 6231(a)(7) of the Code. The Tax Matters Partner will inform the Members of all administrative and judicial proceedings pertaining to the determination of the Company’s tax items and will provide the Members with copies of all notices received from the U.S. Internal Revenue Service regarding the commencement of an LLC-level audit or a proposed adjustment of any of the Company’s tax items. The Tax Matters Partner may extend the statute of limitations for assessment of tax deficiencies against the Members attributable to any adjustment of any tax item. The Company will reimburse the Tax Matters Partner for reasonable expenses properly incurred while acting within the scope of the Tax Matters Partner’s authority.

ARTICLE 7: DISSOLUTION

7.1 Events of Dissolution. The Company will dissolve upon the first of the following to occur: (a) the sale or other disposition of all or substantially all the assets of the Company; (b) any event that makes the Company ineligible to conduct its activities as a limited liability company under the Act; or (c) otherwise by operation of applicable law.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

7.2 Effect of Dissolution.

(a) Appointment of Liquidator. Upon the Company’s dissolution, the Manager (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article. While serving as liquidator, the Manager shall have the same authority, powers, duties and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the Company, and shall use its best efforts to liquidate the Company’s existing assets as rapidly as is consistent with receiving the fair market value thereof. If the Manager is unwilling or unable to serve as liquidator, or has resigned or been removed, the Members shall elect another person, who may be a Member, to serve as liquidator.

(b) Distributions Upon Dissolution. All funds received by the Company shall be applied to satisfy or provide for Company debts and liabilities and the balance, if any, shall be distributed to Members on a pro-rata basis as is consistent with the provisions of this Agreement.

(c) Time for Liquidation. The Company will not immediately cease to exist upon the occurrence of an event causing its dissolution, but will continue until its affairs have been wound up. It is acknowledged and agreed that the assets of the Company are illiquid, and will take time to sell. The liquidator shall liquidate the Company’s assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties by auction to the highest bidder in a reasonably promoted auction (or other commercially reasonable suitable means, if necessary).

(d) Final Accounting. The liquidator will make proper accountings, (1) to the end of the month in which the event of dissolution occurred, and (2) to the date on which the Company is finally and completely liquidated.

(e) Duties and Authority of Liquidator. The liquidator will make adequate provision for the discharge of all of the Company’s debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the Company’s assets. Any gain or loss recognized on the sale of assets will be allocated to the Members’ Capital Accounts in accordance with the provisions of Article 4 above. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members’ Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

(f) Final Distribution. The liquidator will distribute any assets remaining after the discharge or accommodation of the Company’s debts, obligations and liabilities to the Members in proportion to their Capital Accounts. The liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common. A Member whose Capital Account is negative will have no liability to the Company, the Company’s creditors or any other Member with respect to the negative balance.

(g) Required Filings. The liquidator will file with the appropriate Secretary of State such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Company’s existence.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

ARTICLE 8: GENERAL PROVISIONS

8.1 Amendments. Except as otherwise provided herein, the Manager or any Member may propose, for consideration and action, an amendment to this Agreement or to the Articles. Except as otherwise stated herein, a proposed amendment will become effective at such time as it is approved by the Members holding a majority of the outstanding Membership Interests. Notwithstanding the foregoing, the Manager on behalf of the Company will execute and file any amendment to the Articles required by the Act. If any such amendment results in inconsistencies between the Articles and this Agreement, this Agreement will be considered to have been amended in the specific areas necessary to eliminate such inconsistencies.

8.2 Power of Attorney. Each Member appoints the Manager, with full power of substitution, as the Member’s attorney-in-fact, to act in the Member’s name to execute and file (a) all certificates, applications, reports and other instruments necessary to qualify or maintain the Company as a limited liability company in the states and foreign countries where the Company conducts its activities, (b) all instruments that effect or confirm changes or modifications of the Company or its status, including, without limitation, amendments to the Articles, and (c) all instruments of transfer necessary to effect the Company’s dissolution and termination. The power of attorney granted by this Article is irrevocable, coupled with an interest and shall survive the death of the Member.

8.3 Binding Arbitration. ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION OR VALIDITY THEREOF, INCLUDING (WITHOUT LIMITATION) THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS AGREEMENT TO ARBITRATE, OR ANY OTHER DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF ANY INTERACTION BETWEEN THE COMPANY AND A MEMBER, SHALL BE BROUGHT WITHIN ONE YEAR OF ITS ACCRUAL AND BE DETERMINED BY ARBITRATION IN THE COUNTY OF JEFFERSON, STATE OF COLORADO, BEFORE ONE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES (IF THE AMOUNT IN CONTROVERSY EXCEEDS $250,000) OR ITS STREAMLINED ARBITRATION RULES AND PROCEDURES (IF THE AMOUNT IN CONTROVERSY IS LESS THAN OR EQUAL TO $250,000). IF THE ARBITRATION IS A CLASS ARBITRATION, THE AGGREGATE AMOUNT, OF THE PURPORTED CLAIMS OF ALL PUTATIVE CLASS MEMBERS, SHALL BE USED TO DETERMINE WHICH RULES APPLY. JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THIS CLAUSE SHALL NOT PRECLUDE PARTIES FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION FROM A COURT OF APPROPRIATE JURISDICTION. THE PREVAILING PARTY IN ANY DISPUTE, CLAIM OR CONTROVERSY HEREUNDER SHALL BE ENTITLED TO RECOVER ITS COSTS OF ARBITRATION AND REASONABLE ATTORNEYS’ FEES THEREOF.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

8.4 Notices. Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, certified first class mail, facsimile, email or private courier. The notice must be prepaid and addressed as set forth in the Company’s records. The notice will be effective on the date of confirmed receipt or, in the case of notice sent by certified first class mail, the fifth (5th) calendar day after mailing.

8.5 Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Articles, the Articles will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent that the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the Company’s governance and financial affairs and the rights of the Members upon Dissociation and dissolution will supersede the provisions of the Act relating to the same matters.

8.6 Provisions Applicable to Transferees. As the context requires, but subject to the restrictions and limitations imposed by the provisions of this Agreement, anything herein pertaining to the rights and obligations of a Member also govern the rights and obligations of the Member’s Transferee.

8.7 Additional Instruments. Each Member will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any applicable law, rule or regulation governing the Company’s formation and activities.

8.8 Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is not included. The last day of the period is included, unless it is a Saturday, Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday. For purposes of this paragraph, a day shall be deemed to end at 5:00 p.m. in the time zone where Company then maintains its principal place of business.

8.9 Entire Agreement. This Agreement and the Articles comprise the entire agreement among the parties with respect to the subject matter hereof.

8.10 Waiver. No right or remedy under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

8.11 General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa (as needed in order to give the Agreement its proper intended effect). The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement. This Agreement shall be deemed to have been written and duly reviewed by each and all of the parties hereof. Each of the parties hereof has (i) been adequately represented by legal counsel or (ii) had adequate opportunity to consult with legal counsel and has affirmatively chosen to waive the right to do so.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

8.12 Binding Effect. Subject to the provisions of this Agreement relating to the transferability of Membership Interests and the rights of Transferees, this Agreement is binding on and will inure to the benefit of each party and his, her or its respective and permitted heirs, executors, successors, legal representatives and assigns.

8.13 Governing Law. This Agreement shall be governed by the laws of the State of Colorado, excluding its conflicts of law provisions.

8.14 Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be executed and delivered, all such other instruments, and will take all such other actions, as any party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof.

8.15 Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

8.16 Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which will be considered an original as to the party signing it. Original signatures transmitted via facsimile or electronic transmission shall have the same legal effect as the exchange of original signatures.

[Signature Page to Operating Agreement Follows]

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

[Signature Page to Operating Agreement]

THE UNDERSIGNED MEMBER AGREES TO THE TERMS AND PROVISIONS OF THIS OPERATING AGREEMENT.

MEMBER

Pine Financial Group, Inc.

By:

Name:

Title:

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	PFG Fund V, LLC

EXHIBIT “A”

INITIAL MEMBERS, CONTRIBUTIONS AND

OWNERSHIP OF MEMBERSHIP INTERESTS AS OF THE EFFECTIVE DATE

Initial Member	Ownership Percentage
Pine Financial Group, Inc. 10200 W 44th Ave., Suite 220 Wheat Ridge, CO 80033	100%